Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

interWAVE Communications International, Ltd.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of interWAVE Communications International, Ltd. (“interWAVE”) of our report dated September 25, 2003, relating to the consolidated balance sheets of interWAVE and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2003, and the related financial statement schedule, which report appears in the interWAVE Form 10-K for the fiscal year ended June 30, 2003.

Our report dated September 25, 2003 contains an explanatory paragraph describing the Company's change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Mountain View, California

October 20, 2003